Exhibit 5.1

December 13, 2024

Scilex Holding Company

960 San Antonio Road

Palo Alto, CA 94303

Ladies and Gentlemen:

We have acted as counsel to Scilex Holding Company, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the rules and regulations of the Securities Act of 1933, as amended (the “Act”), of a prospectus supplement, dated December 11, 2024 (the “Prospectus Supplement”), to the Company’s Registration Statement on Form S-3 (File No. 333-276245) originally filed with the Commission under the Act on December 22, 2023, as amended by Amendment No. 1 thereto filed with the Commission under the Act on January 8, 2024 (as amended, the “Registration Statement”), and the related prospectus, dated January 11, 2024, included in the Registration Statement at the time it originally became effective (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), relating to the offering by the Company of: (1) 26,355,347 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), (2) pre-funded warrants to purchase up to an aggregate of 2,401,132 shares of Common Stock (the “Pre-Funded Warrants”), (3) common stock warrants to purchase up to an aggregate of 57,512,958 shares of Common Stock (the “Common Warrants”), (4) StockBlock warrants to purchase up to an aggregate of 4,601,036 shares of Common Stock (the “StockBlock Warrants” and, together with the Pre-Funded Warrants and the Common Warrants, the “Warrants”) and (5) up to 64,515,126 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”). The Shares, the Pre-funded Warrants and the Common Warrants are being sold to certain “accredited investors,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Act, or “qualified institutional buyers” as defined in Rule 144A(a) under the Act, in each case as named in, and pursuant to, a securities purchase agreement, dated as of December 11, 2024, among the Company and such investors (the “Securities Purchase Agreement”). The StockBlock Warrants are being issued pursuant to that certain Engagement Agreement, dated March 22, 2024 between StockBlock (as defined in the Securities Purchase Agreement) and the Company.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Securities Purchase Agreement, the form of Pre-Funded Warrant, the form of Common Warrant, the form of StockBlock Warrant, the Company’s Restated Certificate of Incorporation, and the Company’s Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.

In such examination and in rendering the opinions expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the legal capacity, competency and authority of all individuals executing documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents

December 13, 2024

submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to the originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing, except as has been disclosed to us in writing; (vii) that the Securities Purchase Agreement is the valid and binding obligation of each of the parties thereto, enforceable against such parties in accordance with their terms and that they have not been amended or terminated orally or in writing; and (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that: (i) the Shares, when issued and sold against payment therefor in accordance with the Securities Purchase Agreement, will be validly issued, fully paid and nonassessable, (ii) the Warrants, when issued and sold against payment therefor in accordance with the Securities Purchase Agreement, will be valid and binding obligations of the Company, and (iii) assuming sufficient authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, the Warrant Shares, when issued, delivered and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.

Very truly yours,

/s/ Paul Hastings LLP